Exhibit 99.1

CONSENT OF LSH PARTNERS SECURITIES LLC

We hereby consent to the use of our opinion letter dated July 27, 2023 to the Special Committee of the Board of Directors of PROOF Acquisition Corp I (“PACI”), included as Annex D to the proxy statement/prospectus which forms a part of Amendment No. 3 to the Registration Statement on Form S-4 of PACI, filed on or about October 31, 2023 (the “Registration Statement”), relating to the proposed business combination transaction among PACI, PACI Merger Sub, Inc. and Volato, Inc., and to the description of such opinion and the references to such opinion and our name contained therein under the headings “Questions and Answers for PACI Stockholders,” “BCA Proposal—Background to the Business Combination,” “BCA Proposal—PACI’s Board of Directors Reasons for Business Combination” and “BCA Proposal—Opinion of LSH, the Special Committee’s Financial Advisor.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Securities Act or the rules and regulations promulgated thereunder. Additionally, such consent does not cover any future amendments to the Registration Statement.

LSH PARTNERS SECURITIES LLC

/s/ LSH PARTNERS SECURITIES LLC

Dated: October 31, 2023